Exhibit 99.1
Summary Selected Financial Data
     The following table sets forth summary historical financial data for the years ended December 31, 2008, 2009 and 2010. The financial data as of and for the years ended December 31, 2008, 2009 and 2010 have been derived from our audited consolidated financial statements. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those consolidated financial statements for the years ended December 31, 2008, 2009 and 2010 included in our Annual Report on Form 10-K for the year ended December 31, 2010.
     The summary consolidated historical financial data as of December 31, 2008, 2009 and 2010 and for the fiscal years ended December 31, 2008, 2009 and 2010 has been derived from our consolidated historical financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Such financial data as of and for the fiscal year ended December 31, 2008 has been audited by Ernst & Young LLP. Such financial data as of and for the fiscal years ended December 31, 2009 and 2010 have been audited by Deloitte & Touche LLP.

	Year Ended December 31,
	2008	2009	2010
	(dollars in thousands, except share and per share data)
Statement of Operations Data:
Net sales	$635,336	$452,846	$520,162
Cost of sales	449,244	329,825	366,151

Gross profit	186,092	123,021	154,011

Operating expenses:
Selling, general and administrative expenses	99,185	81,117	89,478
Research and development expenses	6,589	6,261	6,731
Goodwill impairment	31,810	—	—
Gain on settlement / curtailment of post employment benefit and pension plans	(925)	(1,467)	—
Restructuring costs	2,310	7,286	2,726
Loss on disposal of assets	1,584	545	—

	140,553	93,742	98,935

Income from operations	$45,539	$29,279	$55,076

Total other non-operating income and expense	22,090	33,957	20,547

Income (loss) from continuing operations before taxes	23,449	(4,678)	34,529

Provision (benefit) for income taxes	16,731	(2,364)	10,004

Income (loss) from continuing operations	$6,718	$(2,314)	$24,525

Weighted average shares, basic	25,496	25,945	26,399
Weighted average shares, diluted	26,095	25,945	26,535

Basic earnings per share from continuing operations	$0.26	$(0.09)	$0.93
Diluted earnings per share from continuing operations	$0.26	$(0.09)	$0.92

Other Financial Data:
EBITDA (1)	$72,856	$50,370	$74,203
Adjusted EBITDA (2)	103,337	63,197	80,790
Depreciation and amortization	21,068	22,072	20,036
Capital expenditures	19,289	9,194	17,295

	As of December 31,
	2008	2009	2010
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$52,073	$51,497	$72,723
Total assets	513,584	465,199	508,102
Total debt	261,523	217,549	216,502
Long-term liabilities, excluding long-term debt	46,870	41,907	43,349
Stockholders’ equity	128,865	138,943	164,752
(1)	EBITDA, as used herein, represents income (loss) from continuing operations plus provision (benefit) for income taxes, net interest expense, and depreciation and amortization. We have included information concerning EBITDA, because we believe that such information is used by certain investors as one measure of a company’s historical ability to service debt.

(2)	Adjusted EBITDA, as used herein, represents EBITDA before other non-operating expense (income), restructuring costs, gain from curtailment on post retirement benefit plan, goodwill impairment, loss on disposal of assets, stock based compensation, acquisition related expenses, and inventory adjustment related to the economic downturn. We consider Adjusted EBITDA to be an important measure of performance from core operations because Adjusted EBITDA excludes various income and expense items that we believe are not indicative of our operating performance. We believe that Adjusted EBITDA is useful to investors in evaluating our ability to incur and service debt, make capital expenditures and meet working capital requirements. We also believe that Adjusted EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in the same industry, as the calculation of Adjusted EBITDA eliminates, among other things, the effects of financing and other transactions and costs and the accounting effects of capital spending, all of which may vary from one company to another for reasons unrelated to overall operating performance. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and accordingly should not be considered as an alternative to, or more meaningful than, earnings from operations, cash flows from operations or other traditional indications of a company’s operating performance or liquidity. The following table provides a reconciliation of income (loss) from continuing operations to Adjusted EBITDA:

	Year Ended December 31,
	2008	2009	2010
	(dollars in thousands)
Income (loss) from continuing operations	$6,718	$(2,314)	$24,525
Adjustments:
Provision / (benefit) for income taxes	16,731	(2,364)	10,004
Interest expense, net	28,339	32,976	19,638
Depreciation	15,379	16,534	15,010
Amortization	5,689	5,538	5,026

EBITDA	72,856	50,370	74,203
Adjustments:
Other non operating expense	(6,249)	981	909
Restructuring costs (a)	2,310	7,286	2,726

	Year Ended December 31,
	2008	2009	2010
	(dollars in thousands)
(Gain) / loss from settlement of post employment benefits & pensions (b)	(925)	(1,467)	—
Goodwill impairment (c)	31,810	—	—
Loss on disposal of assets (d)	1,584	545	—
Stock based compensation (e)	1,951	3,267	2,136
Inventory adjustment(f)	—	2,215	—
Acquisition related expenses (g)	—	—	816

Adjusted EBITDA	$103,337	$63,197	$80,790

(a)	Represents costs associated with reducing headcount, consolidating operating facilities and relocating manufacturing to lower cost areas.

(b)	In October 2007, we renegotiated our contract with the labor union at our Erie, Pennsylvania facility, resulting in a provision to close the plant by December 2008 and triggering a special retirement pension feature and plan curtailment. In August 2008, an announcement was made that we would no longer be closing the plant in Erie, Pennsylvania and that we would continue to employ those employees that had not previously been terminated. In connection with the change at the Erie, Pennsylvania plant, as employees were terminated, we recorded a post-retirement benefit plan curtailment gain. In March 2009, we reached a new collective bargaining agreement with the union at our Erie, Pennsylvania facility, resulting in a provision that eliminates benefits that employees were entitled to receive through the existing other post employment benefit plan (“OPEB”). OPEB benefits will no longer be available for retired and active employees.

(c)	In the fourth quarter of 2008, we recorded a non-cash impairment of goodwill related to our TB Wood’s, Huco and Warner Linear businesses. The impairment was driven by the economic downturn.

(d)	Represents the loss on sale or abandonment of fixed assets at various locations.

(e)	Represents non-cash stock based compensation for key management.

(f)	Represents a non-cash inventory charge taken in the first quarter of 2009 due to the economic downturn.

(g)	Represents one-time expenses related to the Bauer Acquisition.

3